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                                                                    EXHIBIT 11

                   Pharmaceutical Product Development, Inc.
            Statement Regarding Computation of Earnings Per Share

                                                                             For the Three Months Ended
                                                                      March 31, 1996             March 31, 1995
                                                                      -----------------------------------------
                                                                         (in thousands except per share data)
NET INCOME                                                              $     919
                                                                        =========

EARNINGS PER SHARE:

Weighted average shares outstanding                                     8,672,978
                                                                        =========


NET INCOME PER SHARE                                                         0.11
                                                                        =========




PRO FORMA NET INCOME                                                                             $      702
                                                                                                 ==========

PRO FORMA EARNINGS PER SHARE:

Actual weighted average shares outstanding                                                        6,938,981

Pro forma weighted average shares assuming the occurrence of the events pursuant to the initial public offering and the issuance of sufficient shares at  net proceeds of $16.18 per share to
repay the $5.5 million debt incurred by the Company in
making the final S corporation distribution                                                         339,960



TOTAL                                                                                             7,278,941
                                                                                                 ==========


PRO FORMA NET INCOME PER SHARE                                                                   $     0.10
                                                                                                 ==========
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